Exhibit 10.5

EXECUTION COPY

FORBEARANCE AGREEMENT

This FORBEARANCE AGREEMENT (as amended, restated, amended or restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of September 6, 2018 by and among CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower (the “CP Borrower”), NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower (the “Northwest Borrower”), ATTALLA NURSING ADK, LLC, a Georgia limited liability company, as borrower (the “Attalla Borrower”), ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company, as borrower and guarantor (“AdCare Holdco”; the CP Borrower, the Northwest Borrower, the Attalla Borrower and AdCare Holdco are collectively referred to herein as “Borrowers” and each, as a “Borrower”), HEARTH & HOME OF OHIO, INC., a Georgia corporation, as guarantor (the “HHO Guarantor”), REGIONAL HEALTH PROPERTIES, INC. a Georgia corporation, as guarantor (the “RHP Guarantor”), ADCARE OPERATIONS, LLC, a Georgia limited liability company, as guarantor (the “AdCare Ops”), ADCARE ADMINISTRATIVE SERVICES, LLC, a Georgia limited liability company, as guarantor (“AdCare Admin”), ADCARE CONSULTING, LLC, a Georgia limited liability company, as guarantor (“AdCare Consulting”), ADCARE FINANCIAL MANAGEMENT, LLC, a Georgia limited liability company, as guarantor (“AdCare Financial”), ADCARE OKLAHOMA MANAGEMENT, LLC, a Georgia limited liability company, as guarantor (“AdCare OK”), and ADCARE EMPLOYEE LEASING, LLC, a Georgia limited liability company, as guarantor (“AdCare Employee”; the HHO Guarantor, AdCare Holdco, the RHP Guarantor, AdCare Ops, AdCare Admin, AdCare Consulting, AdCare Financial, AdCare OK and AdCare Employee are collectively referred to herein as “Guarantors” and each, as a “Guarantor”), and PINECONE REALTY PARTNERS II, LLC, a Delaware limited liability company, as lender (together with its successors and assigns, the “Lender”).

RECITALS

WHEREAS, the Credit Parties and the Lender are parties to that certain Loan Agreement, dated as of February 15, 2018 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, certain Credit Parties and the Lender are parties to that certain Forbearance Agreement, dated as of May 18, 2018 (the “Original Forbearance Agreement”), pursuant to which the Lender agreed, subject to the terms and conditions thereof, to forbear during the Forbearance Period (as defined therein) from exercising certain of its default-related rights and remedies against the Credit Parties with respect to the Specified Defaults (as defined therein, the “Original Specified Defaults”);

WHEREAS, a Termination Event under, and as defined in, the Original Forbearance Agreement has occurred, and as a result, the Forbearance Period under, and as defined in, the Original Forbearance Agreement has terminated;

WHEREAS, certain Events of Default under the Loan Agreement have occurred and are continuing and the Lender is not currently required to forbear from exercising certain of its default-related rights and remedies against the Credit Parties; and

WHEREAS, upon the request of the Credit Parties, the Lender, subject to the terms and conditions set forth herein, has agreed to forbear during the Forbearance Period (as defined below) from exercising certain of its default-related rights and remedies against the Credit Parties with respect to the Specified Defaults (as defined below).

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.Definitions.  Unless otherwise defined herein, all capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Loan Agreement, as amended, supplemented or otherwise modified by this Agreement.

SECTION 2.Forbearance; Forbearance Default Rights and Remedies.

(a)Specified Defaults.  For purposes of this Agreement, the term “Specified Defaults” shall mean the following, collectively, and the term “Specified Default” shall mean any of the following:

(i)each of the Original Specified Defaults; and

(ii)any other Event of Default that has occurred and is continuing as of the Forbearance Effective Date (as defined below) (the “Additional Specified Defaults”); provided that Additional Specified Defaults shall exclude any such Event of Default that (x) is known by any Credit Party to have occurred, (y) is continuing as of the Forbearance Effective Date and (z) has not been disclosed to the Lender prior to the Forbearance Effective Date in a reasonable level of detail.

Each Borrower and each other Credit Party hereby acknowledges and agrees that each of the Specified Defaults is continuing and in existence as of the date of this Agreement, notwithstanding any cure periods set forth in the Loan Agreement (it being understood and agreed that all applicable cure periods in the Loan Agreement have expired prior to the date hereof).

(b)Effective as of the Forbearance Effective Date (as hereinafter defined), the Lender hereby agrees, that during the Forbearance Period, except as otherwise provided herein, the Lender will forbear from the exercise of any and all default-related rights and remedies (including, without limitation, (x) the acceleration of the outstanding Loans or any obligations of the Credit Parties under the Loan Agreement or any other Loan Document and (y) charging interest at the Default Rate pursuant to Section 2.2(b)(i) of the Loan Agreement) against the Borrowers and the other Credit Parties under the Loan Agreement, the other Loan Documents and/or applicable law to the extent the availability of such remedies arises from the Specified Defaults. As used herein, the term “Forbearance Period” shall mean the period beginning on the Forbearance Effective Date and ending upon the occurrence of a Termination Event (as hereinafter defined).  As used herein, “Termination Event” shall mean the earlier to occur of (i) December 31, 2018 at 11:59 p.m. New York time and (ii) the occurrence of any Forbearance Default (as hereinafter defined).  As used herein, the term “Forbearance Default” shall mean the occurrence of any one or more of the following:

(i)the occurrence of any Default (other than any Specified Default) or Event of Default (other than any Specified Default) under and as defined in the Loan Agreement;

(ii)the failure of any representation or warranty made by the Borrowers or any other Credit Party under or in connection with this Agreement to be true and correct in any respect as of the date when made;

(iii)the failure by any Borrower or any of the other Credit Parties to perform or comply with any of its covenants or obligations contained in this Agreement; or

(iv)any Borrower or any other Credit Party takes any action in any manner to repudiate or assert a defense to this Agreement, the Loan Agreement or any of the other Loan Documents or any liabilities or obligations (including any Obligations) under this Agreement, the Loan Agreement or any of the other Loan Documents or asserts any claim or cause of action or initiating any judicial, administrative or arbitration proceeding against the Lender related to the foregoing.

(c)Upon the occurrence of a Termination Event, the agreement of the Lender to forbear from exercising its default-related rights and remedies shall immediately and automatically terminate without the requirement of any demand, presentment, protest, or notice of any kind, all of which the Borrowers and each other Credit Party hereby waive. The Borrowers and each other Credit Party agree that the Lender may at any time after the occurrence of a Termination Event proceed to exercise any and all of its rights and remedies under any or all of the Loan Agreement, any other Loan Document and/or applicable law, including, without limitation, any and all rights and remedies that the Lender is, or may become entitled to, as a consequence of any Default or Event of Default that has occurred prior to, during or after the Forbearance Period (including the Specified Defaults), all of which rights and remedies are fully reserved by the Lender.

SECTION 3.Conditions.  This Agreement shall be effective on the first day (the “Forbearance Effective Date”) upon which each of the following conditions precedent shall have been satisfied:

(a)(i) the Lender shall have received a counterpart signature of the Credit Parties to this Agreement and (ii) the Credit Parties shall have received a counterpart signature of the Lender to this Agreement;

(b)the Credit Parties shall have used the proceeds of the Additional Loan Installments (as defined in Section 5) to reimburse the Lender in cash in immediately available funds for $550,000 of accrued and unpaid Expenses (it being understood that all accrued and unpaid Expenses in excess of such amount shall be reimbursed by the Credit Parties pursuant to Section 7.17 of the Loan Agreement at a subsequent date);

(c)the Credit Parties shall have used the proceeds of the Additional Loan Installments to pay to the Lender cash in immediately available funds equal to (i) $251,463.11 in satisfaction of the interest payment required to be made by the Borrowers on August 1, 2018 with respect to outstanding Principal (which interest accrued at the Interest Rate through July 6,

2018 and thereafter at the Default Rate), (ii) $2,775.00 in satisfaction of the interest payment required to be made by the Borrowers on August 1, 2018 with respect to accrued and unpaid Expenses (which interest accrued at the Default Rate), (iii) $27,711.91 in satisfaction of the Late Payment Charge with respect to the amounts set forth in the preceding clauses (i) and (ii) and the Expenses referred to in the preceding clause (ii), (iv) $265,343.32 in satisfaction of the interest payment required to be made by the Borrowers on September 1, 2018 with respect to outstanding Principal (which interest accrued at the Default Rate) and (v) $4,779.17 in satisfaction of the interest payment required to be made by the Borrowers on September 1, 2018 with respect to accrued and unpaid Expenses (which interest accrued at the Default Rate);

(d)the Credit Parties shall have delivered to the Lender such certificates of resolutions or other action, incumbency certificates and/or other certificates of Authorized Officers of each Credit Party as Lender may require evidencing the identity, authority and capacity of each Authorized Officer thereof authorized to act as an Authorized Officer in connection with this Agreement;

(e)AdCare Holdco shall have paid to Lender a non-refundable payment as additional interest, payable in-kind by increasing the outstanding principal amount of Loans owed by AdCare Holdco by an amount equal to $1,500,000, whereupon from and after such date such amount shall be added to and constitute Obligations (the “PIK Payment”); and

(f)the Credit Parties shall have delivered to the Lender amended and restated Promissory Notes reflecting the Principal amount of each Loan as of the Forbearance Effective Date.

SECTION 4.Representations and Warranties.  Each Credit Party represents and warrants to the Lender, on the Forbearance Effective Date, that the following statements are true and correct in all material respects on and as of such date:

(a)the execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate or limited liability company action on the part of such Credit Party; this Agreement has been duly executed and delivered by such Credit Party; and this Agreement constitutes a valid and binding agreement of such Credit Party, enforceable against such Credit Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)no approval, consent, exemption, authorization or other action by, or material notice to, or material filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any other Credit Party of this Agreement;

(c)the execution, delivery and performance by each Borrower and the other Credit Parties of this Agreement do not (i) contravene the terms of the Borrowers’ or any other Credit Party’s certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent constitutional, organizational and/or formation documents), as applicable; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, (A) any indenture, mortgage, deed of trust, Loan Agreement or loan agreement, or any other material agreement, contract or instrument to which any Borrower or any other Credit Party is a party or by which it or any of its properties or assets is bound or to which it may be subject or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which any Borrower or any other Credit Party or the properties or assets of any Borrower or any other Credit Party is subject; (iii) violate any Applicable Law; or (iv) result in a limitation on any governmental approvals applicable to the business, operations or properties of any Borrower or any other Credit Party;

(d)all of the Obligations are secured by a legal, valid and enforceable first priority security interest in and Lien on the Collateral in favor of the Lender;

(e)there are no offsets, counterclaims or defenses to the liabilities or obligations (including any Obligations) under any of the Loan Documents, or to the rights, remedies or powers of the Lender in respect of any of the Obligations or any of the Loan Documents;

(f)the execution and delivery of this Agreement has not established any course of dealing between the parties hereto or created any obligation, commitment or agreement of the Lender with respect to any future modification, amendment, waiver, forbearance or restructuring with respect to the Obligations, the Collateral or any of the Loan Documents;

(g)except for the Specified Defaults, no Default or Event of Default has occurred or is continuing under this Agreement, the Loan Agreement or any other Loan Document; and

(h)

after giving effect to the PIK Payment on the Forbearance Effective Date and the incurrence by the Borrowers of the Additional Loan Installments under the Loan Agreement, the outstanding aggregate principal amount of Loans is $18,823,526.05, allocated as follows: (i) the outstanding Principal amount of the Loan to CP Borrower is $2,653,638.03, (ii) the outstanding Principal amount of the Loan to Northwest Borrower is $2,626,138.02, (iii) the outstanding Principal amount of the Loan to Atalla Borrower is $8,456,250.00 and (iv) the outstanding Principal amount of the Loan to AdCare Holdco is $5,087,500.00.

SECTION 5.Covenants; Loan Agreement Amendment.

(a)Subject to the satisfaction of the conditions set forth in Section 3 hereof and as part of the consideration bargained for by the Parties to this Agreement, the Loan Agreement is hereby amended as follows:

(i)Section 1.1 of the Loan Agreement is amended as follows:

(A)the definition of “Available Beds” is amended by inserting the words “, such consent not to be unreasonably withheld” immediately after the words “without the prior written consent of Lender” appearing therein;

(B)the definition of “Loan Documents” is amended by (x) inserting the phrase “, the New Forbearance Agreement” immediately after the first reference to “the Forbearance Agreement” appearing therein and (y) deleting the phrase “and/or Forbearance Agreement” appearing therein and inserting “, the Forbearance Agreement and/or the New Forbearance Agreement” in lieu thereof;

(C)clause (iv) of the definition of “Permitted Encumbrances” is amended and restated in its entirety as follows:

“(iv) any workers’, mechanics’ or other similar Liens on the Property provided that (a) any such Lien is bonded or discharged within sixty (60) days after any Credit Party first receives notice of such Lien and (b) the aggregate amount of such workers’, mechanics’ or other similar Liens do not exceed Two Hundred Fifty Thousand Dollars ($250,000.00), and”;

(D)the definition of “Permitted Indebtedness” is amended by (x) deleting the phrase “sixty (60)” appearing in clause (b) thereof and inserting “ninety (90)” in lieu thereof and (y) deleting the phrase “One Hundred Thousand Dollars ($100,000.00)” appearing in clause (i) of the proviso to clause (c) thereof  and inserting “Two Hundred Fifty Thousand Dollars ($250,000.00)” in lieu thereof; and

(D)the following defined terms are hereby added to Section 1.1 of the Loan Agreement in alphabetical order:

“Additional PIK Payment: the meaning assigned to the term “PIK Payment” in the New Forbearance Agreement.
Beacon Facilities: the Healthcare Facilities that are physically located in the State of Ohio and that are owned or leased by one or more RHP Parties.

Commercially Reasonable Terms: terms that have been approved by the CSO or a Financial Advisor based on the CSO’s or such Financial Advisor’s reasonable determination in good faith that such terms are market terms for the type of transaction at issue, which terms have been disclosed to the Lender by no later than two (2) Business Days prior to the entry into the definitive documentation relating thereto and to which the Lender has not objected within such two (2) Business Day time period on the basis that such terms are not market terms.

Forbearance Effective Date: the meaning assigned to the term “Forbearance Effective Date” in the Forbearance Agreement.

New Forbearance Agreement: that certain Forbearance Agreement, dated as of September 6, 2018, by and among the Credit Parties and the Lender.

New Forbearance Effective Date: the meaning assigned to the term “Forbearance Effective Date” in the New Forbearance Agreement.
New Forbearance Period: the meaning assigned to the term “Forbearance Period” in the New Forbearance Agreement.

Original PIK Payment: the meaning assigned to the term “PIK Payment” in the Forbearance Agreement.

Symmetry Facilities: the following Healthcare Facilities that are owned by one or more RHP Parties: (i) the 84-bed skilled nursing facility located in Georgetown, South Carolina; (ii) the 96-bed skilled nursing facility located in Sumter, South Carolina; and (iii) the 106-bed skilled nursing facility located in Sylva, North Carolina.”

(ii)Section 2.1 of the Loan Agreement is amended and restated in its entirety as follows:

“The Loans.  On the Closing Date, the Lender made each of the following loans to the Borrower (the “Initial Loans”), and in the original principal amount, indicated below:

Borrower	Principal Amount
CP Borrower	$2,500,000.00
Northwest Borrower	$2,000,000.00
Attalla Borrower	$8,250,000.00
AdCare Holdco	$3,500,000.00

On the New Forbearance Effective Date, the Lender agrees to make each of the following loans to the Borrower (the “Additional Loan Installments”), and in the original principal amount, indicated below:

Borrower	Principal Amount
CP Borrower	$91,138.03
Northwest Borrower	$576,138.02

The following principal amount (the “Principal”) of loans (each, a “Loan” and, collectively, the “Loans”) are outstanding as of the New Forbearance Effective Date after giving effect to (i) the Initial Loans made on the Closing Date as described above, (ii) the Original PIK Payment made on the Forbearance Effective Date pursuant to, and in accordance with, the Forbearance Agreement, (iii) the Additional Loan Installments made on the New Forbearance Effective Date as described above and (iv) the Additional PIK Payment made on the New Forbearance Effective Date pursuant to, and in accordance with, the New Forbearance Agreement:

Borrower	Principal Amount
CP Borrower	$2,653,638.03
Northwest Borrower	$2,626,138.02
Attalla Borrower	$8,456,250.00
AdCare Holdco	$5,087,500.00

Each Loan shall mature on the Scheduled Maturity Date.  Except with respect to the Original PIK Payment and the Additional PIK Payment, Lender has advanced the entire Principal amount of each Loan to the applicable Borrower on or prior to the date hereof in accordance with each Borrower’s written instructions.  Each Borrower acknowledges receipt of its Loan. The proceeds of the Initial Loans have been and/or are being used for: (a) payment of fees and Expenses incurred in connection with this Agreement; (b) with respect to each Mortgagor, refinancing or termination on the Closing Date of first and second lien mortgages securing Indebtedness of such Mortgagor; (c) with respect to AdCare Holdco, funding of the RHP Guarantor Note; and (d) general corporate purposes.  The proceeds of the Additional Loan Installments shall be used by the RHP Parties for: (a) payment of fees and Expenses incurred in connection with this Agreement, the Forbearance Agreement and the New Forbearance Agreement and (b) general corporate purposes. No amount repaid in respect of any Loan may be reborrowed.”

(iii)Section 2.2(a) of the Loan Agreement is amended by deleting the words “(as defined in the Forbearance Agreement, dated as of May 11, 2018, by and between the Credit Parties and the Lender)” appearing therein.

(iv)The first sentence of Section 2.5 of the Loan Agreement is amended and restated in its entirety as follows:

“Any Borrower, at its option, may prepay its Loan in full at any time, provided that on the date of such prepayment, there shall be due and payable (i) accrued interest on the Principal so prepaid to the date of the next Payment Date, (ii) the Finance Fee and (iii) the Prepayment Premium.”

(v)Section 2.10(b) of the Loan Agreement is amended and restated as follows:

“Finance Fee. Each Borrower shall pay to Lender on the earliest of (i) the Scheduled Maturity Date, (ii) the date of payment in full of such Borrower’s Loan or (iii) the date of acceleration of the maturity of such Loan (expressly including acceleration as a result of an Event of Default pursuant to Section 11.1(f)), a nonrefundable finance fee (the “Finance Fee”) equal to the sum of (x) $500,000, provided that the amount in this clause (x) shall be reduced to $250,000 if all Obligations are repaid prior to December 31, 2018 and to $0 if all Obligations are repaid prior to

December 1, 2018 and (y) three percent (3%) of the original Principal amount of such Borrower’s Loan.”

(vi)Section 2.10(e) of the Loan Agreement is amended and restated as follows:

“(e)[Reserved]”.

(vii)Section 7.8 of the Loan Agreement is amended and restated as follows:

“Chief Strategy Officer/Financial Advisor/Opinions.

(a)By not later than September 13, 2018, the Credit Parties shall retain a chief strategy officer reasonably acceptable to Lender (“CSO”) and/or one or more nationally recognized, leading financial advisors reasonably acceptable to the Lender (“Financial Advisor”), in each case, the terms of whose engagement shall include: (i) reporting directly to the RHP Guarantor’s Board of Directors; (ii) assisting the Credit Parties in negotiating any Leases or other agreements with Operators (or their replacements) of Healthcare Facilities; (iii) identifying replacement Operators and ensuring the smooth, efficient transition of current Operators requiring such replacement; (iv) approving the entry by any RHP Party into any agreement referred to in the preceding clause (ii) and the replacement of any Operator; (v) determining how ordinary course operational matters (e.g., Operator communication and reporting, etc.) can be streamlined and improved and establishing specific objectives and a timeline for addressing such matters; (vi) assisting the Credit Parties with managing cash flow and liquidity; (vii) working with the Credit Parties on obtaining one or more sources of financing to repay the Obligations in full in cash, including financing in the form of (A) new Indebtedness to be incurred by the Mortgagors and secured by the Mortgage Collateral, (B) new Indebtedness incurred by Credit Parties that are not Mortgagors and secured by Healthcare Facilities that do not constitute Mortgage Collateral, (C) other new Indebtedness incurred by the Guarantors, (D) Equity Interests issued by the RHP Guarantor and (E) Net Proceeds from Asset Dispositions of Healthcare Facilities and Leases of Healthcare Facilities; (viii) performing valuation and debt capacity analyses; and (ix) being authorized by the Board of Directors of the RHP Guarantor to independently and directly engage and negotiate with third parties regarding new incurrences of Indebtedness, Asset Dispositions and any other transactions that would generate cash proceeds that would be used by the Credit Parties to repay the Obligations in full in cash (clauses (i) through (ix), collectively, the “Advisor Responsibilities”). If the Credit Parties hire the CSO and a Financial Advisor, the allocation of the Advisor Responsibilities among the CSO and the Financial Advisor must be reasonably acceptable to the Lender. If the Credit Parties hire more than one Financial Advisor, the allocation of the Advisor Responsibilities among the Financial Advisors must be reasonably acceptable to the Lender. For the avoidance of doubt, one Person may perform the Advisor Responsibilities as both CSO and Financial Advisor. The terms of engagement of the CSO, if any, and each Financial Advisor shall be reasonably acceptable to the Lender.

(b)The Credit Parties shall make the CSO, if any, and each Financial Advisor reasonably and directly accessible to the Lender and its consultants and/or advisors on commercially reasonable terms to be agreed by the Credit Parties and the Lender. The CSO, if any, and each Financial Advisor shall be the Lender’s primary point of contact for the Credit Parties. Once hired, the Credit Parties shall continue to retain the CSO and such Financial Advisor for the purposes of performing the Advisor Responsibilities through the end of the New Forbearance Period.

(viii)Section 7.23 of the Loan Agreement is amended and restated in its entirety as follows:

“Use of Proceeds.  Each Borrower agrees that the proceeds of its Initial Loan shall be used by such Borrower solely for: (a) payment of fees and Expenses incurred in connection with this Agreement; (b) with respect to each Mortgagor, refinancing or termination on the Closing Date of first and second lien mortgages securing Indebtedness of such Mortgagor; (c) with respect to AdCare Holdco, funding of the RHP Guarantor Note; and (d) general corporate purposes.  Each Borrower agrees that the proceeds of its Additional Loan Installment shall be used by such Borrower solely for: (a) payment of fees and Expenses incurred in connection with this Agreement, the Forbearance Agreement and the New Forbearance Agreement and (b) general corporate purposes.”

(ix)Section 8.17 of the Loan Agreement is amended and restated in its entirety as follows:

“Leases. (a) Enter into any Leases of any real property (including any Real Property or any part thereof), as lessor or lessee, without the prior written consent of Lender, other than (x) pursuant to the Operating Leases in effect on the Closing Date and/or (y) the entry into Leases of any of the Beacon Facilities or the Symmetry Facilities, in each case, that contain Commercially Reasonable Terms.  If any RHP Party shall enter into a Lease, such RHP Party shall faithfully keep, observe and satisfy all the obligations on the part of the lessor or lessee, as applicable, to be kept, performed and satisfied under every Lease (including the Operating Leases) from time to time in force, and shall not alter or terminate any such Lease (including the Operating Leases), or any guarantee of such Lease (including the Operating Leases), except in the ordinary course of business, or accept, as lessor, any rentals for more than one (1) month in advance. Each RHP Party shall submit to Lender (by forwarding, courtesy-copying or otherwise sending via electronic mail) for its review all draft agreements, related materials and all other information relating to all proposed Leases, all proposed modifications of any Lease (including any Operating Lease), and all proposed renewals of any Lease; provided that such RHP Party shall not be required to accept any comments from Lender thereto; and provided further that such RHP Party shall not be required to provide any such draft agreement, related materials or other information to the extent that such draft agreement, related materials or other information is not materially different than a draft agreement, related materials or other information previously provided to the Lender.

(b)Substitute or replace any Operator as operator of a Healthcare Facility without the prior written consent of the Lender (such consent not to be unreasonably withheld), other than the substitution or replacement of any Operator of any of the Beacon Facilities and/or the Symmetry Facilities, in each case, on Commercially Reasonable Terms.

(c)Without the prior written approval of Lender (such consent not to be unreasonably withheld), permit any material improvements or alterations to be made to any Healthcare Facility, other than material improvements or alterations made on Commercially Reasonable Terms and that are funded exclusively from “Replacement reserves” and/or “HUD and other replacement reserves” as disclosed in the RHP Guarantor’s most recent annual report on Form 10-K or quarterly report on Form 10-Q.

(x)Section 8.20(d) of the Loan Agreement is amended and restated in its entirety as follows:

“(d)[Reserved]”.

(xi)Section 8.29 of the Loan Agreement is amended and restated in its entirety as follows:

“Operating Leases and Other Material Contracts.  Without the prior written consent of the Lender, such consent not to be unreasonably withheld after approval by the CSO or a Financial Advisor: (i) amend, modify, surrender, terminate, cancel, renew, execute or otherwise extend or reduce the term of any Operating Lease (other than with respect to the Beacon Facilities or the Symmetry Facilities, in each case, that contain Commercially Reasonable Terms) or any guaranty or credit support therefor or any other Material Contract; (ii) consent to any assignment or sublease of any Operating Lease or change of control of any Operator (other than with respect to the Beacon Facilities or the Symmetry Facilities, in each case, that is on Commercially Reasonable Terms), to the extent that the same requires the consent of any RHP Party pursuant to an Operating Lease, or (iii) exercise any put rights under any Operating Lease.”

(xii)Section 8.32 of the Loan Agreement is amended by deleting the phrase “Two Million Dollars ($2,000,000.00))” appearing therein and inserting “Two Million Five Hundred Thousand Dollars ($2,500,000.00))” in lieu thereof;

(xiii)Section 9.1 of the Loan Agreement is amended and restated in its entirety as follows:

“9.1[Reserved]”.

(xiv)Section 9.3 of the Loan Agreement is amended and restated in its entirety as follows:

“9.3[Reserved]”.

(xv)Section 9.4 of the Loan Agreement is amended by deleting the phrase “seventy-five percent (75%)” appearing therein and inserting “seventy percent (70%)” in lieu thereof; and

(xvi)Section 11.1 of the Loan Agreement is amended by inserting the following provision as a new sentence at the end thereof:

“Notwithstanding the foregoing, none of the events in Section 11.1 (other than the events described in Sections 11.1(a) (Payment), (b) (Other Obligations), (f) (Insolvency Proceedings), (h) (Liens) and/or (t) (Collateral)) shall constitute an Event of Default unless such event has not been cured within the thirty (30) calendar day period (or, in the case of the failure by any RHP Party, the CSO, if any, or any Financial Advisor to provide any information or materials required by this Agreement within the time frame required by this Agreement, the fifteen (15) calendar day period) commencing from the earlier of (i) receipt of written notice thereof and (ii) the time at which such Person or any Authorized Officer thereof knew or become aware, or should have known or been aware, of the occurrence of such event; provided that such cure period shall not apply to (x) any event that is not capable of being cured or (y) to any violation, breach, default or failure to perform the affirmative covenants set forth in Sections 7.1(a) and (b), 7.2 (Preservation of Existence, Etc.) and 7.14 (Insurance; Casualty; Condemnation) (other than, in the case of Section 7.14(a), as a result of the failure of a Mortgagor to cause an Operator to obtain or maintain the insurance policies and coverages described on Schedule 7.14).”

(b)Each Borrower and each other Credit Party hereby agrees that to the extent that the Loan Agreement and/or any other Loan Document prohibits, restricts or limits any action or omission by any Borrower or any other Credit Party, or imposes any condition, certification or notification requirement on any Borrower or any other Credit Party upon the occurrence and during the continuance of a Default or Event of Default (including, without limitation, any prohibition, restriction or condition imposed on the use of any “basket” in Article VIII of the Loan Agreement), then such prohibition, restriction, limitation, condition, certification or notification requirement is currently in effect.

(c)To the extent any provision of Article XI of the Loan Agreement provides for a cure period with respect to any Default prior to such Default constituting an Event of Default, each Borrower and each other Credit Party hereby acknowledges and agrees that, with respect to the Specified Defaults, any such cure period has expired and such Specified Defaults are Events of Default that have occurred and are continuing as of the date hereof.

(d)RHP Guarantor shall not declare, effectuate or otherwise consummate any of the following on account of, or in respect of, its 10.875% Series A Cumulative Redeemable Preferred Stock without the prior written consent of Lender: (i) any stock split or reverse stock split or recapitalization, combination, subdivision, reorganization or other reclassification; (ii) any dividend or other distribution of cash, indebtedness or other securities or property; or (iii) any other transaction that would customarily trigger anti-dilution protections in equity or equity-linked securities; provided that nothing in this clause (d) shall prohibit the ability of the RHP Guarantor to issue Equity Interests.

SECTION 6.Ratification of Liability. Each of the Borrowers and each other Credit Party hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingently or otherwise, under this Agreement and each other Loan Document to which such party is a party, and each such party hereby ratifies and reaffirms its grant of Liens on, or security interests in, its properties pursuant to such Loan Documents to which it is a party as security for the Obligations, and confirms and agrees that such Liens and security interests hereafter secure all of the Obligations.  This Agreement shall in no manner affect or impair the Obligations or the Liens securing the payment and performance thereof.  Each of the Borrowers and each other Credit Party (a) acknowledges receipt of a copy of this Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, (b) consents to the terms and conditions of the same, and (c) agrees and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and confirmed.

SECTION 7.Release.  Each of the Credit Parties (on behalf of itself and its Affiliates) for itself and for its successors in title and assignees and for its past, present and future employees, agents, representatives (other than legal representatives), officers, directors, shareholders, and trustees (each, a “Releasing Party” and collectively, the “Releasing Parties”), does hereby remise, release and discharge, and shall be deemed to have forever remised, released and discharged, the Lender, the Lender’s successors-in-title, legal representatives and assignees, past, present and future officers, directors, partners, general partners, limited partners, managing directors, members, affiliates, shareholders, trustees, agents, employees, consultants, principals, experts, advisors, attorneys and other professionals and all other persons and entities to whom the Lender or its successors-in-title, legal representatives and assignees, past, present and future officers, directors, affiliates, shareholders, trustees, agents, employees, consultants, experts, advisors, attorneys and other professionals would be liable if such persons or entities were found to be liable to any Releasing Party or any of them (collectively, hereinafter the “Releasees”), from any and all manner of action and actions, cause and causes of action, claims, charges, demands, counterclaims, crossclaims, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, rights of setoff and recoupment, controversies, damages, judgments, expenses, executions, liens, claims of liens, claims of costs, penalties, attorneys’ fees, or any other compensation, recovery or relief on account of any liability, obligation, demand or cause of action of whatever nature, whether in law, equity or otherwise (including, without limitation, any claims relating to (i) the making or administration of the Loans, including, without limitation, any such claims and defenses based on fraud, mistake, duress, usury or misrepresentation, or any other claim based on so-called “lender liability” theories, (ii) any covenants, agreements, duties or obligations set forth in the Loan Documents, (iii) increased financing costs, interest or other carrying costs, (iv) penalties, (v) lost profits or loss of business opportunity, (vi) legal, accounting and other administrative or professional fees and expenses and incidental, consequential and punitive damages payable to third parties, (vii) damages to business reputation, or (viii) any claims arising under 11 U.S.C. §§ 541-550 or any claims for avoidance or recovery under any other federal, state or foreign law equivalent), whether known or unknown, fixed or contingent, joint and/or several, secured or unsecured, due or not due, primary or secondary, liquidated or unliquidated, contractual or tortious, direct, indirect, or derivative, asserted or unasserted, foreseen or unforeseen, suspected or unsuspected, now existing, heretofore existing or which may heretofore accrue against any of the Releasees, and which are, in each case, based on any act, fact, event or omission or other matter, cause or thing occurring at any time prior to or on the date hereof in any way, directly or indirectly arising out of, connected with or relating to the Loan Agreement or any other Loan Document and the transactions contemplated thereby, and all other agreements, certificates, instruments and other documents and statements (whether written or oral) related to any of the foregoing (each, a “Claim” and collectively, the “Claims”).  Each of the Releasing Parties further stipulates and agrees with respect to all Claims, that it hereby waives, to the fullest extent permitted by applicable law, any and all provisions, rights, and benefits conferred by any applicable U.S. federal or state law, or any principle of common law, that would otherwise limit a release or discharge of any unknown Claims pursuant to this Section 7. Each of the Credit Parties, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by the Borrowers or any other Credit Party pursuant to this Section 7.  If any Credit Party or any of its successors, assigns or other legal representatives violates the foregoing covenant, the Borrowers and other Credit Parties, each for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation. For the avoidance of doubt, this provisions of this Section 7 shall survive the occurrence of a Termination Event.

SECTION 8.Construction.  This Agreement and all other agreements and documents executed and/or delivered in connection herewith have been prepared through the joint efforts of all of the parties hereto.  Neither the provisions of this Agreement or any such other agreements and documents nor any alleged ambiguity herein or therein shall be interpreted or resolved against any party on the ground that such party or its counsel drafted this Agreement or such other agreements and documents, or based on any other rule of strict construction.  Each of the parties hereto represents and declares that such party has carefully read this Agreement and all other agreements and documents executed in connection therewith and that such party knows the contents thereof and signs the same freely and voluntarily.  The parties hereto acknowledge that they have been represented by legal counsel of their own choosing in negotiations for and preparation of this Agreement and all other agreements and documents executed in connection herewith and that each of them has read the same and had their contents fully explained by such counsel and is fully aware of their contents and legal effect.

SECTION 9.Execution of Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument.

SECTION 10.Continuing Effect of the Loan Agreement.

(a)The Lender has not waived, is not by this Agreement waiving, and has no intention of waiving any of the Specified Defaults, any other Defaults or Events of Default or any of the liabilities or obligations (including any Obligations) under any of the Loan Documents, and the Lender has not agreed to forbear with respect to any rights or remedies concerning any Defaults or Events of Default (other than, during the Forbearance Period, the Specified Defaults solely to the extent expressly set forth herein), which may have occurred or are continuing as of the date hereof or which may occur after the date hereof, all of which rights are ratified and affirmed in all respects and shall continue in full force and effect.  Subject to Section 2(b) above (solely with respect to the Specified Defaults and only during the Forbearance Period), the Lender reserves the right, in its discretion, to exercise any or all of their rights and remedies under the Loan Agreement and the other Loan Documents, at law or otherwise as a result of any Defaults or Events of Default which may be continuing on the date hereof or any Defaults or Events of Default that may occur after the date hereof, and the Lender has not waived any of such rights or remedies, and nothing in this Agreement, and no delay on the Lender’s part in exercising any such rights or remedies, should be construed as a waiver of any such rights or remedies.

(b)Nothing herein shall be deemed to entitle the Borrowers to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Loan Agreement in similar or different circumstances.

(c)This Agreement shall apply and be effective only with respect to the provisions of the Loan Agreement specifically referred to herein.  After the effectiveness of this Agreement, any reference to the Loan Agreement shall mean the Loan Agreement as amended and modified hereby.

SECTION 11.Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 12.Loan Document.  This Agreement shall constitute a Loan Document.  It shall be an immediate Event of Default under the Loan Agreement if any Borrower or any other Credit Party fails to perform, keep or observe any term, provision, condition, covenant or agreement contained in this Agreement or if any representation or warranty made by any Borrower or any other Credit Party under or in connection with this Agreement shall be untrue, false or misleading in any respect when made.

SECTION 13.Assignments; No Third Party Beneficiaries.  This Agreement shall be binding upon and inure to the benefit of the Borrowers, the other Credit Parties, the Lender and their respective successors and assigns; provided that neither the Borrowers nor any other Credit Party shall be entitled to delegate any of its duties hereunder and shall not assign any of its rights or remedies set forth in this Agreement without the prior written consent of the Lender, in its sole discretion.  No person other than the parties hereto and the Lender shall have any rights hereunder or be entitled to rely on this Agreement and all third-party beneficiaries rights are hereby expressly disclaimed.

SECTION 14.Amendment.  No amendment, modification or waiver of the terms of this Agreement shall be effective except in a writing signed by the Credit Parties and the Lender.

SECTION 15.Arms-Length/Good Faith; Review and Construction of Documents. This Agreement has been negotiated at arms-length and in good faith by the parties hereto. The Credit Parties (a) have had the opportunity to consult with legal counsel of their own choice and have been afforded an opportunity to review this Agreement with their legal counsel, (b) have reviewed this Agreement and fully understand the effects thereof and all terms and provisions contained in this Agreement, and (c) have executed this Agreement of their own free will and volition. Furthermore, the Credit Parties acknowledge that (i) this Agreement shall be construed as if jointly drafted by the Credit Parties and the Lender, and (ii) the recitals contained in this Agreement shall be construed to be part of the operative terms and provisions of this Agreement.

SECTION 16.Submission to Jurisdiction; Waiver of Venue; Waiver of Trial by Jury; Headings; Severability; Preferences; Prior Agreements.  The provisions of Sections 14.4, 14.6, 14.8, 14.9, 14.10 and 14.13  of the Loan Agreement are hereby incorporated into this amendment, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWERS:

CP PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

NORTHWEST PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ATTALLA NURSING ADK, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

GUARANTORS:

REGIONAL HEALTH PROPERTIES, INC., a Georgia corporation

By:
Name: Brent Morrison
Title: Chief Executive Officer

ADCARE PROPERTY HOLDINGS, LLC, a Georgia limited liability company
By:
Name: Brent Morrison
Title: Manager

HEARTH & HOME OF OHIO, INC., a Georgia limited liability company

By:
Name: Brent Morrison
Title: President, Secretary and Treasurer

ADCARE OPERATIONS, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ADCARE ADMINISTRATIVE SERVICES, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ADCARE CONSULTING, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ADCARE FINANCIAL MANAGEMENT, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ADCARE OKLAHOMA MANAGEMENT, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

ADCARE EMPLOYEE LEASING, LLC, a Georgia limited liability company

By:
Name: Brent Morrison
Title: Manager

LENDER:

PINECONE REALTY PARTNERS II, LLC, a Delaware limited liability company

By:	/s/ Brian Timmer
Name: Brian Timmer
Title: Manager